Exhibit 10.1

TRANSITIONAL SYSTEM AND REGULATORY SERVICES AGREEMENT

THIS TRANSITIONAL SYSTEM AND REGULATORY SERVICES AGREEMENT (the “Agreement”) is effective as of December 20, 2006, (the “Effective Date”), by and between National Association of Securities Dealers, Inc. (“NASD”), a Delaware corporation having its principal place of business located at 1735 K Street, N.W., Washington, D.C. 20006 and The NASDAQ Stock Market LLC (“Nasdaq”), a Delaware limited liability company having its principal place of business located at One Liberty Plaza, New York, New York, 10006.

RECITALS

WHEREAS, since 1998, Nasdaq’s sole member within the meaning of the Delaware Limited Liability Company Act, The Nasdaq Stock Market, Inc. (“Nasdaq Inc.”) has operated certain quotation, transaction execution, and trade reporting services and performed certain related regulatory functions pursuant to authority delegated by NASD through the Plan of Allocation and Delegation of Functions by NASD to Subsidiaries (the “Delegation Plan”); and

WHEREAS, in recognition of the registration of Nasdaq as a national securities exchange and its commencing operations for trading the securities that it lists on August 1, 2006, the Delegation Plan has been amended to limit the scope of authority delegated to Nasdaq Inc. to the operation of systems for quoting, trading, and trade reporting for non-Nasdaq exchange-listed securities and the administration of related NASD rules; and

WHEREAS, the Securities and Exchange Commission (the “SEC”) has approved a proposal by NASD to remove Nasdaq Inc. from the Delegation Plan upon Nasdaq operating for the NASD as a technology vendor a version of the SuperIntermarket (“Modified SiM”) System that will allow NASD to fulfill its regulatory obligation to provide a facility for quoting and trade reporting along with connectivity to the Intermarket Trading System (“ITS”) for non-Nasdaq exchange-listed securities, and Nasdaq, NASD, and Nasdaq Technology Services, LLC have entered into the Modified SiM System License and Maintenance Agreement (as such agreement may be amended from time to time, the “Modified SiM Agreement”), which reflects Nasdaq’s agreement to operate Modified SiM as a technology vendor to NASD; and

WHEREAS, in lieu of Modified SiM, NASD has indicated that it may commence using a version of its Alternative Display Facility (“Modified ADF”) to fulfill its regulatory obligation to provide a facility for quoting and trade reporting for non-Nasdaq exchange-listed securities at such time as NASD is no longer subject to a regulatory obligation to provide connectivity to ITS; and

WHEREAS, the parties have concluded, in consultation with the staff of the SEC’s Division of Market Regulation, that the removal of Nasdaq Inc. from the Delegation Plan may be effected in advance of the date on which Nasdaq operates Modified SiM pursuant to the Modified SiM Agreement or the date on which NASD operates Modified ADF if the parties enter into an agreement pursuant to which Nasdaq undertakes a contractual obligation to perform the functions currently delegated to Nasdaq Inc. under the Delegation Plan in accordance with the same performance standards currently applicable to it, and the NASD has submitted a proposed rule change on an immediately effective basis to reflect the removal of Nasdaq Inc. from the Delegation Plan upon the Effective Date of this Agreement; and

WHEREAS, upon the removal of Nasdaq Inc. from the Delegation Plan, the share of Nasdaq Inc.’s Series D Preferred Stock owned by NASD will be redeemed and cancelled by its terms,

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth in this Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Term of Agreement. The term of this Agreement (the “Term”) will begin as of the Effective Date and shall continue until the earlier of the date, to be determined by NASD in its sole discretion, (i) on which Nasdaq begins to operate Modified SiM pursuant to the Modified SiM Agreement, or (ii) the date on which NASD commences using its Modified ADF to comply with its regulatory obligations to provide a facility for quoting and trade reporting for non-Nasdaq exchange-listed securities.

2.	Services. The services to be provided by Nasdaq pursuant to this Agreement shall include the “Core Services” described in Section 2.1 and the “Ancillary Services” described in Section 2.2 (the Core Services and the Ancillary Services collectively, the “Services”).

2.1.	Core Services. Commencing as of the Effective Date and continuing through the Term, Nasdaq will perform the following Core Services for NASD:

2.1.1.	Operating Nasdaq’s ITS/CAES System and ACT System in accordance with the NASD rules governing their operation on the Effective Date (as such rules may be amended by NASD from time to time in accordance with the procedures described in Section 4) to serve as the third market for non-Nasdaq securities listed on a registered exchange;

2.1.2.	Providing and maintaining a telecommunications network infrastructure linking market participants for the efficient processing and handling of quotations, orders, transaction reports, and comparisons of transactions in the third market for non-Nasdaq securities listed on a registered exchange;

2.1.3.	Collecting, processing, consolidating, and providing to NASD the information requisite to operation of the surveillance audit trail;

2.1.4.	In accordance with the procedures described in Section 4, developing for review and filing by NASD rule changes (i) applicable to the collection, processing, and dissemination of quotation and transaction information for securities traded in the third market for non-Nasdaq securities listed on a registered exchange, (ii) for trading systems for these securities operated on behalf of NASD pursuant to this Agreement, (iii) establishing and assessing fees for the products and services that are offered by Nasdaq on behalf of NASD pursuant to this Agreement, and (iv) establishing trading practices with respect to these securities;

2.1.5.	Establishing standards for participation in the third market for non-Nasdaq securities listed on a registered exchange, and determining in accordance with NASD and Nasdaq procedures if: (i) persons seeking to participate in such market have met the standards established for participants; and (ii) persons participating in such market continue to meet the standards established for participants;

2.1.6.	Managing on behalf of NASD external relations on matters related to trading on and the operation and functions of the market and systems operated by Nasdaq with Congress, the Commission, state regulators, other self-regulatory organizations, business groups, and the public;

2.1.7.	Operating Stockwatch with respect to handling the trading halt and real-time market surveillance functions for non-Nasdaq exchange-listed securities traded in the over-the-counter market (i.e., the Third Market); and

2.1.8.	Administering the NASD rules set forth in Schedule A (the “Schedule A Rules”) as a regulatory services provider to NASD.

2.2.	Ancillary Services. Commencing as of the Effective Date and continuing until the date when Nasdaq begins to operate as an exchange for purposes of trading non-Nasdaq exchange-listed securities (the “Operation Date”), Nasdaq will perform the following Ancillary Services for NASD:

2.2.1.	Operating Nasdaq’s Inet System in accordance with the rules governing its operation on the Effective Date (as such rules may be amended by NASD from time to time in accordance with the procedures described in Section 4), to serve as a facility for trading non-Nasdaq securities listed on a registered exchange;

2.2.2.	Administering the NASD rules set forth in Schedule B (the “Schedule B Rules”) as a regulatory services provider to NASD.

2.3.	Interpretation of Scope of Services. It is the intention of the parties that all Services be performed in a manner that replicates, as closely as possible, the manner in which the Nasdaq Inc. has performed comparable services under the Delegation Plan.

3.	NASD Regulatory Support for the Services. Commencing as of the Effective Date and continuing through the Term, NASD will perform T+1 market surveillance and other regulatory functions related to the Core Services to the same extent and in the same manner as they have been performed while Nasdaq Inc. operated under the

Delegation Plan. Commencing as of the Effective Date and continuing through the Operation Date, NASD will perform T+1 market surveillance and other regulatory functions related to the Ancillary Services to the same extent and in the same manner as they have been performed while Nasdaq Inc. operated under the Delegation Plan.

4.	Rule Changes and Other Enhancements.

4.1.	Rule Changes. The following procedures shall govern changes to the Schedule A Rules during the Term of this Agreement and changes to the Schedule B Rules prior to the Operation Date (such changes collectively, “Rule Changes”):

4.1.1.	At Nasdaq’s Request.

4.1.1.1.	If a Rule Change was approved in accordance with the Delegation Plan prior to the Effective Date, Nasdaq may implement the Rule Change if it was the subject of a filing with the SEC prior to the Effective Date and the filing becomes effective prior to the Effective Date or during the Term of the Agreement. If a Rule Change was approved in accordance with the Delegation Plan prior to the Effective Date but was not the subject of a filing prior to the Effective Date, NASD shall file such rule change at Nasdaq’s request, and Nasdaq may implement the Rule Change when NASD’s filing becomes effective. For avoidance of doubt, a Rule Change approved pursuant to a delegation of rulemaking authority to Nasdaq Inc. management made prior to the Effective Date shall be construed to fall within the scope of this Section 4.1.1.1.

4.1.1.2.	If Nasdaq proposes a Rule Change that was not approved in accordance with the Delegation Plan prior to the Effective Date, Nasdaq shall submit a proposal for the Rule Change to NASD. The proposal shall include a brief description of the Rule Change and a resolution for action by the NASD Board of Governors (the “NASD Board”). If NASD concludes that the Rule Change is consistent with the requirements of the Act, NASD shall submit the proposal to the NASD Board. If the NASD Board approves the proposal, NASD shall submit a filing to the SEC with respect to the Rule Change. Nasdaq may implement the Rule Change when such filing becomes effective.

4.1.1.3.	Notwithstanding the foregoing, Nasdaq shall use commercially reasonable efforts to limit the number and scope of Rule Changes during the Term of the Agreement.

4.1.2.	At NASD’s Request.

4.1.2.1.	If NASD proposes that Nasdaq implement a Rule Change that was not approved in accordance with the Delegation Plan prior to the Effective Date, NASD shall submit a proposal for the Rule Change to Nasdaq to provide Nasdaq with an opportunity to comment on the Rule Change.

The proposal shall include a brief description of the Rule Change and a resolution for action by the NASD Board. NASD shall submit the proposal to the NASD Board (including any comments by Nasdaq). If the NASD Board approve the proposal, NASD shall submit a filing to the SEC with respect to the Rule Change. Nasdaq shall implement the Rule Change in accordance with applicable legal requirements.

4.1.2.2.	Notwithstanding the foregoing, NASD shall propose Rule Changes during the Term of the Agreement only if NASD believes that they are necessary to ensure that NASD is in compliance with applicable legal requirements.

4.2.	Enhancements Not Constituting Rule Changes. During the Term of the Agreement, the following procedures shall govern changes to any system operated as part of the Services in cases where the change does not require a Rule Change (“Enhancements”):

4.2.1.	If either party believes that an Enhancement should be made, its Project Manager appointed pursuant to Section 6 shall contact the other party’s Project Manager and provide a description of the Enhancement in such detail as the other Project Manager may request. Within five (5) days of submitting such description, the Project Managers shall meet to determine whether the Enhancement should be made. If the Project Managers cannot agree whether the Enhancement should be made, then each party shall appoint a senior executive, who shall meet within five (5) days to determine whether the Enhancement should be made. If the senior executives appointed by the parties cannot agree whether the Enhancement should be made, then the Enhancement shall be made during the Term of the Agreement only if NASD, in its sole discretion, determines that such Enhancement is necessary to ensure that NASD is in compliance with applicable legal requirements. In addition, if Nasdaq has invoked this section but NASD believes that the change requested by Nasdaq is not an Enhancement because it may not be implemented without a Rule Change, then the process for making the change shall be governed by Section 4.1. Nasdaq shall perform Enhancements required under this Section as soon as practicable, and in any event, in accordance with all applicable legal requirements.

4.2.2.	Each party shall use commercially reasonable efforts to limit the scope and number of Enhancement requested during the Term of the Agreement.

4.2.3.	Nothing in this Section 4.2 or elsewhere in the Agreement shall be construed to limit Nasdaq’s ability to conduct error correction, bug fixes, and similar forms of system engineering needed to ensure that the Services are performed in accordance with the performance standards established by this Agreement.

5.	Performance Standards. Nasdaq will provide all resources necessary to ensure that the Services are provided in accordance with NASD rules and other applicable legal requirements. All Services will be subject to the same quality control procedures and standards that Nasdaq employs in its own organization with respect to its most critical systems and regulatory obligations.

6.	Project Managers. Nasdaq and NASD will each appoint a Project Manager who will act as its representative with respect to the Agreement. Each Project Manager will attend periodic and ad hoc meetings called by the other Project Manager, after adequate prior notice, with respect to the Agreement and present such information as may be reasonably necessary to effectively communicate the status of Nasdaq’s performance of this Agreement.

7.	Personnel. If NASD notifies Nasdaq that it is not satisfied with the performance of an employee of Nasdaq with respect to the provision of the Services, Nasdaq will promptly (a) investigate the matter and take appropriate action, which may include: (i) removing the applicable person from the provision of the Services and providing NASD with prompt written notice of such removal; and (ii) replacing the applicable person with a similarly qualified individual; or (b) take such other action as it deems appropriate to prevent a recurrence.

8.	Revenues and Expenses.

8.1.	Revenues. All revenues associated with providing the Services, including, without limitation, transaction execution fees and market data revenue collected pursuant to NASD Rules, shall be retained by Nasdaq.

8.2.	Costs. Nasdaq shall pay all costs incurred by it in order to provide the Services.

8.3.	Charges for NASD Regulatory Support. NASD shall bill Nasdaq, and Nasdaq shall pay NASD, for costs associated with NASD’s performance of regulatory functions related to the Services. NASD shall calculate and bill such costs in the same manner as it calculated and billed such costs while Nasdaq operated under the Delegation Plan.

9.	Warranties.

9.1.	Warranty Period. Nasdaq warrants that during the Term of the Agreement, Nasdaq will correct, at no additional cost to NASD, any material deficiency solely and directly attributable to Nasdaq or Nasdaq’s design or construction that prevents the Services from being performed in accordance with applicable legal requirements, including, but not limited to, NASD Rules (“Material Deficiency”). NASD shall notify Nasdaq in writing of any such Material Deficiency of which it is aware. Nasdaq shall notify NASD of any such Material Deficiency of which it becomes aware. Nasdaq will be obligated under this warranty to remedy any Material Deficiency in accordance a services level that is not less than the service level that it provides to its most critical systems and regulatory obligations. Nasdaq will make all commercially reasonable efforts to remedy such deficiency in such a manner as will have the minimum adverse impact upon the provision of the Services. This warranty is a limited warranty. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, NASDAQ DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.2.	Quality of Work. Nasdaq warrants that the Services performed and the work that Nasdaq and its subcontractors prepare for NASD will be of good and workman-like quality consistent with the specifications set forth in this Agreement, but in no event less than generally accepted industry standards for good and workman-like quality.

9.3.	Compliance With Applicable Laws. Each party warrants that it will, at its sole expense, comply with all applicable laws, regulations, and requirements, and that its performance of this Agreement will not cause the other party to violate any State, Federal or local laws.

10.	Termination. Neither party may terminate this Agreement without the prior written consent of the other party. Nasdaq shall in all events provide the Core Services until the effective date of any termination of the Agreement.

11.	Ownership. Nothing in this Agreement shall be deemed to modify in any respect the parties’ ownership of market data, intellectual property, and other assets associated with the Services.

12.	Confidentiality. The parties acknowledge and agree that they may each be given access to confidential or proprietary information of the other in performing their obligations under the Agreement (“Confidential Information”). Each party shall use such information only in fulfillment of its obligations under the Agreement; shall hold such information in confidence; and shall not disclose, copy, or publish any such information without the prior written approval of the other party. Notes, documents, summaries or reports that either party prepares from Confidential Information, to the extent such specifically refer or relate to Confidential Information are themselves Confidential Information. The obligations of this Section will survive for a period of five (5) years from the completion or termination of the Agreement, except for Confidential Information that comprises, refers, relates to or consists of trade secrets, which shall be perpetual.

12.1.	Accidental Disclosure.

12.1.1.	Nasdaq acknowledges that it may be given access to areas in which it may observe or acquire private, regulatory or material non-public information about entities employed or regulated by NASD (including but not limited to information relating to: investigatory matters, personnel matters, regulatory matters, matters involving broker/dealers, issuers, or issues) in performing its obligations under this Agreement. Nasdaq will consider such information to be Confidential Information; and shall not use, disclose, copy, or publish any such information without the prior written approval of NASD unless such information is: (1) lawfully within its possession prior to this Agreement; (2) voluntarily disclosed by a third party so long as that party does not breach any obligation not to reveal such information; (3) voluntarily disclosed to the public by NASD; or (4) is generally known to the public.

12.1.2.	NASD acknowledges that it may be given access to areas in which it may observe or acquire private, regulatory or material non-public information about Nasdaq and entities employed or regulated by Nasdaq (including but not limited to information relating to: investigatory matters, personnel matters, regulatory matters, matters involving broker/dealers, issuers, or issues) in performing its obligations under this Agreement. NASD will consider such information to be Confidential Information; and shall not use, disclose, copy, or publish any such information without the prior written approval of Nasdaq unless such information is: (1) lawfully within its possession prior to this Agreement; (2) voluntarily disclosed by a third party so long as that party does not breach any obligation not to reveal such information; (3) voluntarily disclosed to the public by Nasdaq; or (4) is generally known to the public.

12.2.	Standard of Care. The parties acknowledge the sensitive and secret nature of the Confidential Information they will have access to and agree that they will treat such Confidential Information as strictly confidential and shall exercise the same degree of care in the protection of the Confidential Information as they each exercise with respect to their own proprietary property and trade secrets, but in no event less than a reasonable degree of care given the nature of the Confidential Information.

12.3.	Subcontractors. The parties agree not to disclose Confidential Information to any person or entity, except their employees and subcontractors involved in the performance of the Agreement, or to use the Confidential Information for any purpose other than the performance of the Agreement. Access to Confidential Information will be limited to those subcontractors and employees with a need to know and who are covered by a then-effective agreement with the recipient party that prohibits the disclosure or unauthorized use of confidential information at least to the same extent as this Section. The existence of such an agreement with an employee or subcontractor shall not operate to relieve the party from liability for acts of such employee or subcontractor that result in a breach of this Section. Upon request, each party shall promptly make such written agreements available to the other.

12.4.	Return of Confidential Information. Each party agrees that all Confidential Information, including any copies thereof, shall be returned to the owner of such Confidential Information or destroyed within ten (10) calendar days of the completion or termination of this Agreement at the sole discretion of the owner of such Confidential Information. Notes and other documents referencing or relating to Confidential Information may be made and kept by the parties, but shall continue to be governed by this Section until they are destroyed.

12.5.	Intellectual Property. All intellectual property rights associated with the Confidential Information, including without limitation, patent, trademark, copyright, trade secret rights, and moral rights shall remain in the party owning the Confidential Information.

12.6.	Limitations. The obligation of non-disclosure contained in this Section shall not extend to: (1) information which is then already in the possession of the recipient party and not under a duty of non-disclosure; (2) information which is generally known or revealed to the public other than by breach of this Agreement or any other agreement between the parties; (3) information which is revealed to the recipient by a third party, unless such party is under a duty of non-disclosure; (4) information which the recipient party develops independently of the disclosure, as indicated by files existing at the time of initial disclosure or (5) disclosures required by law or a governmental agency with regulatory authority over the discloser.

13.	Independent Contractor. Each party and its personnel, in performance of this Agreement, are acting as independent contractors and not as employees or agents of the other party. All individuals assigned by a party to participate in the performance of this Agreement will be employees or subcontractors of such party. Each party shall provide all insurance coverage required by applicable laws, regulations, or employment agreements, including, without limitation, medical and workman's compensation. Each party represents and warrants to the other party that neither it nor any individual employed by or associated with it shall be an employee of the other party for any purpose whatsoever. Each party shall be responsible for payment of all costs associated with the hiring and employment of all of its subcontractors for the amount of time that the subcontractors will be needed and all unemployment, social security and other payroll taxes of all individuals who are engaged in the performance of the Services or other work under this Agreement, except for those individuals employed by NASD and providing services to Nasdaq pursuant to an agreement between the parties. If, at any time, any liability is asserted against either party for unemployment, social security or any other payroll tax related to the other party or any individuals or subcontractors employed by or associated with the other party, then the party employing the individuals or subcontractors in question shall indemnify and hold harmless the other party from any such liability, including, without limitation, any such taxes, any interest or penalties related thereto, and reasonable attorney's fees and costs. Further, each party shall cause its employees and officers that have provided Services or performed work to the other party under this Agreement to waive any and all claims, and to release the other party from any and all liability, arising from or relating to any assertion that such employees or officers are or were employees of the other party by virtue of this Agreement and the Services and other work performed hereunder, including, without limitation, any claims of entitlement to the benefits accorded employees by such other party.

14.	Indemnification. Except as otherwise set forth herein, each party agrees to indemnify and hold harmless the other party against all losses, costs and expenses (including reasonable attorney's fees) that the other party may incur by reason of any third party suit arising from the breach of any terms, provisions, covenants, warranties or representations contained herein and/or in connection with the enforcement of this Agreement or any provision hereof.

14.1.	Physical Injuries. Each party shall be solely responsible for any physical injuries, including death, to its own employees and any damage to their own tangible personal or real property occurring on account of or in connection with its performance of the Agreement unless such personal or real property is under the control of one party in which case the party with custody over such personal or real property shall be liable for damage therefore and shall indemnify and hold harmless the other party from any and all loss and liability related thereto, including, but not limited to, liability for the payment of workman's compensation and disability benefits, any and all claims on account of such injuries to persons or physical damage to property, and all costs and expenses in suits (including reasonable attorney's fees and costs) that may be brought against the other party on account of any such injuries to persons or physical damage to property, provided, however, that the indemnifying party shall not be obligated to indemnify and hold harmless the other party from any loss or liability arising out of injuries or damage caused by or resulting from the negligence or willful misconduct of the other party, its agents employees, officers or subcontractors.

14.2.	Intellectual Property Indemnification. Nasdaq will indemnify, defend, and hold harmless NASD against any damages, liabilities, costs and expenses (including reasonable attorneys fees) incurred by NASD as a result of any third party claim that the ITS/CAES System, ACT System, or Inet System, referred to herein as “Indemnified Software”), when used within the scope of this Agreement, infringes on any US patent, copyright, trademark, trade secret or other intellectual property right of any third party. Nasdaq shall be given prompt notice of such claim and all necessary information, reasonable assistance and sole authority to defend or settle the claim. Notwithstanding the foregoing, NASD has the right to retain separate counsel in any such matter of NASD’s own choosing and at NASD’s own cost, and Nasdaq agrees to allow NASD’s counsel reasonable access to all matters pertaining to the claim which affect NASD. In the defense or settlement of the claim, Nasdaq will have the right at its sole option and expense, (i) obtain for NASD the right to continue using the Indemnified Software or (ii) replace or modify the Indemnified Software so that it becomes non-infringing while giving equivalent performance. Indemnification will also extend to claims and losses against NASD as an aider, abetter or contributing infringer. Notwithstanding the above, Nasdaq shall have no obligation under this Section to the extent such claims, damages, liabilities, costs or expenses result from NASD's material breach of any term of this Agreement, NASD’s unauthorized use of or modifications to the Indemnified Software or the unauthorized combination of the Indemnified Software by NASD with other materials not provided or approved by Nasdaq.

14.3.	Procedures. (1). The party claiming indemnification under this Agreement shall promptly notify the other party (and, in the case of any action, suit, arbitration, or judicial or administrative proceeding, shall so notify no later than fifteen (15) calendar days after the party claiming indemnification has received notice thereof or has been served with a complaint or other process) when it has knowledge of circumstances or the occurrence of any events that are likely to result in an indemnification obligation under this Agreement or when any action, suit, arbitration, or judicial or administrative proceeding is pending or threatened and a party is seeking indemnification as provided for in this Agreement.

(2). Upon request, and to the extent permitted by applicable law, the indemnifying party shall have the right to defend, settle, or compromise any such suit or proceeding, at its expense, provided that: (A) it demonstrates to the satisfaction of the party claiming indemnification that it is financially able to defend such action and to pay any settlement, award or judgment; (B) counsel retained by it are reasonably satisfactory to the party claiming indemnification; and (C) that no settlement shall be made which imposes any obligations on (other than the payment of money which is made by the indemnifying party on behalf of the indemnified party), or is prejudicial to, the party claiming indemnification, without the prior consent of the party claiming indemnification, which consent shall not be unreasonably withheld.

(3). The party claiming indemnification shall cooperate with the other party in the defense of any such suit or proceeding, and the other party requesting such cooperation shall reimburse the party claiming indemnification for its reasonable expenses with respect thereto. Such cooperation shall include, but not be limited to, the making of statements and affidavits, attendance at hearings and trials, production of documents, assistance in securing and giving evidence and obtaining the attendance of witnesses. The party claiming indemnification shall not be required to waive its attorney-client or other privileges.

(4). Failure by the party claiming indemnification to promptly notify the other party as required by this subsection shall not invalidate the claim for indemnification, unless such failure has a material adverse effect on the settlement, defense, or compromise of the matter that is the subject of the claim for indemnification. In addition, the party claiming indemnification shall be responsible for any claims or losses that could have been avoided or mitigated by prompt notice as required by this subsection.

15.	No Third Party Beneficiaries. Nothing in this Agreement shall entitle any person or entity to any rights as a third-party beneficiary under this Agreement.

16.	Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT OR CONSEQUENTIAL LOSS, OR FOR LOSS OF PROFITS, GOODWILL, WHETHER OR NOT EITHER PARTY SHALL HAVE BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

FURTHERMORE, THE PARTIES LIABILITY FOR DIRECT DAMAGES SHALL NOT EXCEED FIVE MILLION DOLLARS ($5,000,000). NOTWITHSTANDING THE FOREGOING, THIS SECTION SHALL NOT APPLY TO EITHER PARTY’S VIOLATION OF THE CONFIDENTIALITY PROVISISIONS SET FORTH IN SECTION 12, INTELLECTUAL PROPERTY INDEMNIFICATION, PERSONAL INJURY INCLUDING DEATH, PERSONAL PROPERTY DAMAGE, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, OR THE PARTIES’ RESPECTIVE INDEMNIFICATION OBLIGATIONS.

17.	Books and Records. Each party will keep and maintain at its principal place of business true and accurate books, records, accounts and data (including without limitation, copies of all relevant contracts to which they are a party that specifically relate to the performance obligation in this Agreement) that will accurately reflect the terms and conditions of all payments or disbursements rendered or made, and all expenses, obligations and liabilities incurred or accrued in connection with the performance of this Agreement. The books and records of Nasdaq relating to this Agreement and the Services shall be subject at all times to inspection and copying by NASD.

18.	Dispute Resolution. This Section governs any dispute, disagreement, claim or controversy between the parties arising out of or relating to this Agreement, its breach or the arbitration provisions (the “Disputed Matter”). All Disputed Matters will be submitted to the following dispute resolution process:

18.1.	Project Manager Mediation. First, the Disputed Matter will be considered by NASD’s Product Manager and Nasdaq’s Project Manager. They will attempt to resolve the Disputed Matter within ten (10) business days. Each Disputed Matter that is not settled within such ten (10) day period will be referred to the second stage of this dispute resolution process.

18.2.	Executive Mediation. The Disputed Matter will then be considered by a senior executive designated by each party. These executives will meet in an attempt to resolve the Disputed Matter within ten (10) business days of the Project Manager Mediation. If the Disputed Matter cannot be resolved by such senior executives, the Disputed Matter will then be referred to the third stage of this dispute resolution procedure. The Project Manager and Executive mediations will have been without prejudice to the legal position of either party, and will be considered settlement discussions under applicable rules of evidence.

18.3.	Binding Arbitration. All claims, disputes, controversies and other matters in question between the parties to this Agreement arising out of or relating to this Agreement or the breach thereof that cannot be resolved by the parties shall be settled by binding arbitration in accordance with this Agreement and the following procedure or such other procedures as may be agreed upon by the parties in writing:

18.3.1.	Either party may serve upon the other party, by hand or certified mail, a written demand, specifying in reasonable detail the nature of the matter, that the claim, dispute, or controversy or other matter in question be submitted to arbitration. The demand, which shall be effective upon receipt, shall be made within a reasonable time after the claim, dispute, controversy or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings, based upon such claim, dispute, controversy or other matter in question, would be barred by the applicable statute of limitations or laches. The parties shall not submit claims for punitive damages, and do hereby waive any right to the same, and the arbitrators shall not be authorized to award punitive damages resulting from, arising out of, or related to the performance of this Agreement.

18.3.2.	After service of a demand for arbitration, the parties shall attempt to agree upon a single arbitrator within ten (10) calendar days or such longer period as the parties may agree upon in writing.

18.3.3.	In the event the parties cannot agree upon a single arbitrator within the period established under Section 18.3.2 herein, then each party shall appoint one arbitrator within an additional ten (10) calendar days and notify the other party of such appointment. If either party fails to timely appoint an arbitrator then the arbitrator appointed by the other party shall be the sole arbitrator. If, however, both parties appoint an arbitrator then a third arbitrator shall be selected within ten (10) calendar days thereafter by the first two arbitrators unless otherwise agreed by the parties in writing. If the arbitrators and the parties fail to appoint a third arbitrator, either party may request the American Arbitration Association or any federal or local court of the State of New York to appoint the third arbitrator.

18.3.4.	Except as otherwise provided herein, any arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules and procedures of the American Arbitration Association or such other rules and procedures as are agreed to by the arbitrators or the parties in writing. Nothing contained herein shall be construed as requiring submission of any claim, dispute, controversy or other matter in question to the American Arbitration Association.

18.3.5.	The arbitration proceeding shall be held in the State of New York, unless otherwise agreed by the arbitrators or the parties.

18.3.6.	The decision rendered through arbitration shall be final and binding upon the parties hereto and judgment may be entered in accordance with applicable law in any court having jurisdiction thereof. In rendering a decision, the arbitrators shall be governed by the terms of this Agreement.

18.3.7.	Although the parties agree that compulsory and binding arbitration shall be the exclusive means of dispute resolution, judicial review of any arbitration decision or proceeding (other than entry or enforcement of an arbitration award/judgment) or of any matter arising under the terms of this Agreement, whether or not submitted to the binding arbitration process required by this Agreement, shall be brought solely in the federal or local courts of the State of New York.

18.3.8.	The foregoing procedures shall not preclude either party from pursuing all available remedies for infringement of a registered patent, trademark, service mark, or copyright.

19.	Insurance. During the term of this Agreement (and any renewal term or extension, if any), each party will obtain, at its own expense, and keep in full force and effect: (i) professional liability insurance covering the errors and omissions of the party committed in connection with this Agreement in an amount not less than $10,000,000.00; (ii) fidelity and computer crimes insurance in an amount not less than $10,000,000.00; and (iii) workers’ compensation insurance coverage in an amount not less than the applicable statutory minimum.

19.1.	Subcontractors. Nasdaq hereby agrees that it will indemnify and hold harmless NASD from and against any liability arising from the acts of any subcontractor that Nasdaq uses to provide the Services and fulfill its obligations to NASD under the terms of this Agreement. NASD hereby agrees that it will indemnify and hold harmless Nasdaq from and against any liability arising from the acts of any subcontractor that NASD uses to fulfill its obligations to Nasdaq under the terms of this Agreement. Nasdaq further agrees that it will use commercially reasonable efforts to ensure that each subcontractor that it uses in the performance of this Agreement and that have contracted with Nasdaq after the execution date of this Agreement maintains workers’ compensation insurance coverage in an amount not less than the applicable statutory minimum. Notwithstanding the foregoing, Nasdaq shall not be obligated to retroactively ensure that its current and former subcontractors (“Prior Subcontractors”), as of the execution date of this Agreement, maintain any specific type or level of insurance. In the event that Nasdaq’s Prior Subcontractors do not have the type or level of insurance required by this Agreement, Nasdaq hereby agrees to give NASD the full benefit of any insurance carried by such Prior Subcontractor. The indemnification obligations set forth herein shall be subject to the indemnification procedures and limitations set forth in Section 14.

19.2.	Insurance Documentation. Each party will furnish to the other party certificates of insurance (on Accord forms) evidencing all coverage referenced in this Section within thirty (30) days of the other party’s reasonable request for such certificate.

20.	Force Majeure. Neither party shall be liable for delay or failure in performance of any of the acts required by this Agreement when such delay or failure arises from circumstances beyond its reasonable control (including, without limitation, acts of God, fire, flood, war, explosion, sabotage, terrorism, embargo, civil commotion, acts or omissions of any government entity, supplier delays, communications or power failure, equipment or software malfunction, or labor disputes), and without the gross negligence or willful misconduct, of the party.

21.	Liaison and Notices. All questions regarding the implementation of this Agreement shall be directed to the persons identified in subsections (a) and (b), as applicable, below. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon (i) actual receipt by the notified party or (ii) constructive receipt (as of the date marked on the return receipt) if sent by certified or registered mail or overnight delivery service, return receipt requested, to the following addresses:

If to NASD:

National Association of Securities Dealers, Inc.
1735 K Street, N.W.
Washington, DC 20006
Attn: Steve Joachim – Executive Vice President

With, in the case of notice of breach or default, a required copy to:
National Association of Securities Dealers, Inc.
1735 K Street, N.W.
Washington, DC 20006
Attn: Office of General Counsel - Contracts Group

(b)	If to The NASDAQ Stock Market LLC
One Liberty Plaza
165 Broadway
New York, New York, 10036
Attn: Christopher Concannon – Executive Vice President

With, in the case of notice of breach or default, a required copy to:
The NASDAQ Stock Market LLC
9513 Key West Avenue
Rockville, MD 20850
Attn: Office of General Counsel - Contracts Group

22.	Assignment. Neither party may assign this Agreement or any right or obligation contained herein without the prior written consent of the other party. Notwithstanding the foregoing, each party may cause any of its subsidiaries or affiliates to perform some or all of its obligations under the Agreement, provided that the contracting party remains responsible for performance of its obligations.

23.	Governing Law. This Agreement shall be deemed to have been made in the State of New York and will be construed and enforced in accordance with, and the validity and performance hereof shall be governed by, the laws of the State of New York, without reference to its principles of conflicts of laws. The parties hereby consent to submit to the jurisdiction of the federal or state courts of or for the State of New York in connection with any action or proceeding instituted relating to this Agreement.

24.	Subsequent Parties; Limited Relationship. The Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective permitted successors, or assigns. Nothing in the Agreement, express or implied, is intended to or shall: (a) confer on any person other than the parties hereto, or their respective permitted successors or assigns, any rights to remedies under or by reason of this Agreement; (b) constitute the parties hereto partners or participants in a joint venture; or (c) appoint one party the agent of the other.

25.	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior negotiations, communications, writings, and understandings.

26.	Survival of Provisions. The terms of this Agreement apply to those rights that survive any cancellation, termination, or rescission, namely sections of this Agreement relating to Confidentiality, Non-Use of Intellectual Property, Indemnification, and Warranties.

27.	Authorization. This Agreement will not be binding unless executed by authorized officers of NASD and Nasdaq. Nasdaq and NASD and the persons executing this Agreement represent that such persons are duly authorized by all necessary and appropriate corporate or other action to execute this Agreement on behalf of NASD and Nasdaq.

28.	Amendment, Waiver, and Severability. Except as otherwise provided herein, no provision of this Agreement may be amended, modified, or waived, unless by an instrument in writing executed by a duly authorized officer of the party against whom enforcement of such amendment, modification, or waiver is sought.

29.	Waiver. No failure on the part of NASD or Nasdaq to exercise, no delay in exercising, and no course of dealing with respect to any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege under this Agreement.

30.	Severability. If any of the provisions of this Agreement, or application thereof to any person or circumstance, shall to any extent be held invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provisions to persons or circumstances other than those as to which they are held invalid or unenforceable, shall not be affected thereby and each such term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

31.	Good Faith/Reasonableness. The parties will act in good faith in the performance of their respective obligations under this Agreement and, unless otherwise expressly provided, will not unreasonably withhold, and will act as promptly as is reasonably practicable under the circumstances in granting or denying, any consent or approval required hereunder.

32.	Covenant of Further Assurances. NASD and Nasdaq covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, they will each execute and deliver any further legal instruments and perform any acts that are or may become reasonably necessary to effectuate the purposes of this Agreement.

33.	Counterparts. The Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and such counterparts together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC.

By:	/s/ Grant Callery
Name:	Grant Callery
Title:	Executive Vice President & General Counsel

THE NASDAQ STOCK MARKET LLC

By:	/s/ Christopher R. Concannon
Name:	Christopher R. Concannon
Title:	Executive Vice President

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